UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2016

Nuo Therapeutics, Inc.

(Exact name of Registrant as Specified in Charter)

______________

Delaware	001-32518	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

207A Perry Parkway, Suite 1, Gaithersburg, MD 20877

(Address of Principal Executive Offices) (Zip Code)

(240) 499-2680

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

Between January 8 and January 11, 2016, Nuo Therapeutics, Inc. (the "Company") notified four employees, including Dean Tozer, its President and Chief Executive Officer, that it was terminating their employment. The Company intends to maintain sufficient resources and personnel so that it can seek partners, co-developers or acquirers for its regenerative therapies and continue to execute under its existing customer agreements.

The Company estimates severance payments relating to the reduction to amount to approximately $430,000. These payments will be expensed during the first quarter of 2016 and approximately 30% of such severance expenses are expected to be paid by the end of the first quarter 2016, with the balance of such severance payments expected to be paid by the end of the first quarter 2017.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2016, the board of directors ("Board") of the Company provided written notice to terminate, without cause, the employment relationship between the Company and Dean Tozer, its President and Chief Executive Officer. In accordance with the terms of Mr. Tozer's employment agreement, the termination will be effective thirty days from the date of the notice. Also on January 8, 2016, the Board appointed the Company’s Acting Chief Financial Officer, David E. Jorden, as the Company's Acting Chief Executive Officer, effective immediately. In connection therewith, the Board agreed to an increase in Mr. Jorden's annual compensation from $200,000 to $250,000, effective January 16, 2016.

Item 8.01 Other Events

On January 12, 2016, the Company issued a press release announcing the above-referenced change in executive management, as well as a limited corporate update. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Exhibits

99.1	Press Release dated January 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Acting Chief Executive Officer & Acting Chief Financial Officer

Date: January 12, 2016